Exhibit 1.1

NISOURCE INC.

UNDERWRITING AGREEMENT

7,500,000 Corporate Units

April 13, 2021

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC As Representatives of the several Underwriters named in Schedule I hereto

c/o	Goldman Sachs & Co. LLC
200 West Street
New York, New York 10282

c/o	J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179

c/o	Wells Fargo Securities, LLC
500 West 33rd Street
New York, New York 10001

Ladies and Gentlemen:

1. Introductory. NiSource Inc., a Delaware corporation (“NiSource” or the “Company”), agrees with the several underwriters listed in Schedule I hereto (the “Underwriters”), for whom Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as Representatives (the “Representatives”), to issue and sell to the several Underwriters 7,500,000 of the Company’s Series A Corporate Units (the “Firm Corporate Units”) and, at the option of the Underwriters, up to an additional 1,125,000 Series A Corporate Units (the “Optional Corporate Units,” and together with the Firm Corporate Units, the “Corporate Units”). Each Corporate Unit has a stated amount of $100 (the “Stated Amount”) and consists of (i) a Purchase Contract (a “Purchase Contract”) issued by the Company pursuant to which the holder thereof will agree to purchase from the Company and the Company will agree to sell to the holder thereof on December 1, 2023, subject to earlier settlement or termination, or if such day is not a business day, the following business day (the “Purchase Contract Settlement Date”), for $100 a variable number of shares of the Company’s common stock, without par value (the “Common Stock”), equal to the Settlement Rate (as defined in the Pricing Prospectus), subject to anti-dilution adjustments and subject to adjustment in certain circumstances if the holder elects to settle the Purchase Contract early, as determined pursuant to the terms of the Purchase Contract and Pledge Agreement (as defined below) and (ii) (a) a 1/10th undivided beneficial ownership interest in one share of Series C Mandatory Convertible Preferred Stock, par value $0.01 per share, with a liquidation preference of $1,000 per share (the “Mandatory Convertible Preferred Securities”) or (b) following a successful optional remarketing, the “applicable ownership interest” (as defined in the Pricing Prospectus) in the “Treasury portfolio” (as defined in the Pricing Prospectus) (the Purchase Contracts together with the Mandatory Convertible Preferred Securities, in the form of Corporate Units or otherwise, the “Securities”). The Mandatory Convertible Preferred Securities will automatically convert into shares of Common Stock on the second business day immediately following the last trading day of the “mandatory averaging period” (as defined in the Pricing Prospectus) (the “Underlying Securities”). The Purchase Contracts will be issued

Sch, I - 1

under a Purchase Contract and Pledge Agreement dated as of the Closing Date (as defined herein) (the “Purchase Contract and Pledge Agreement”) among the Company and U.S. Bank National Association, as Purchase Contract agent and as collateral agent (the “Collateral Agent”). The Mandatory Convertible Preferred Securities will be established by a Certificate of Designations to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Designations”) to be filed with the Secretary of State of Delaware and with all other offices where such filing is required, on or before April 19, 2021. The holders of the Corporate Units will pledge their interests in the Mandatory Convertible Preferred Securities forming a part of the Corporate Units to the Collateral Agent under the Purchase Contract and Pledge Agreement to secure their obligations under the Purchase Contracts to purchase shares of Common Stock. To the extent there are no additional Underwriters listed on Schedule I other than you, the term Representatives as used herein shall mean you, as Underwriters, and the terms Representatives and Underwriters shall mean either the singular or plural as the context requires. The term “Equity Units” includes both Corporate Units and Treasury Units.

2. Representations and Warranties of NiSource. NiSource represents and warrants to, and agrees with, the Underwriters (i) on and as of the date hereof, (ii) at and as of 5:45 p.m., New York City time, on April 13, 2021 (the “Applicable Time”), (iii) on and as of the Closing Date, and (iv) on and as of any settlement date that:

(a) Registration Statement, Pricing Disclosure Package and Prospectus. An automatic shelf registration statement on Form S-3 (No. 333-234422), including a prospectus, relating to the Company’s securities, including the Securities, has been filed with the Securities and Exchange Commission (“Commission”) and became effective upon filing. Such registration statement, as used with respect to the Securities, including the information deemed a part thereof pursuant to Rule 430B(f)(1) under the Securities Act of 1933, as amended (the “Act”), on the date of such registration statement’s effectiveness for purposes of Section 11 of the Act, as such section applies to NiSource and the Underwriters for the Securities pursuant to Rule 430B(f)(2) under the Act (the “Effective Date”), including the exhibits thereto and all documents incorporated by reference therein pursuant to Item 12 of Form S-3 at the Effective Date, is hereinafter referred to as the “Registration Statement”; the base prospectus relating to NiSource’s registered securities, including the Securities, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement being herein called the “Basic Prospectus”; the Basic Prospectus as amended and supplemented by a preliminary prospectus supplement relating to the Securities and as further amended and supplemented immediately prior to the Applicable Time is hereinafter called the “Pricing Prospectus”; the Basic Prospectus as amended or supplemented in final form, which is filed with the Commission pursuant to Rule 424(b) under the Act with respect to the Securities is hereinafter called the “Final Supplemented Prospectus”; any reference herein to the Basic Prospectus, any Pricing Prospectus or any Final Supplemented Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, as of the date of such Basic Prospectus, Pricing Prospectus or Final Supplemented Prospectus, as the case may be; any reference to any amendment or supplement to the Basic Prospectus, any Pricing Prospectus or any Final Supplemented Prospectus shall be deemed to refer to and include any documents filed after the date of such Basic Prospectus, Pricing Prospectus or Final Supplemented Prospectus, as the case may be, under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and incorporated by reference in such Basic Prospectus, Pricing Prospectus or Final Supplemented Prospectus, as the case may be; and any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual report of NiSource filed pursuant to Section 13(a) or 15(d) of the 1934 Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement.

For purposes of this Agreement, the documents listed in Schedule II under the caption, “Pricing Disclosure Package,” taken together, are referred to as the “Pricing Disclosure Package.”

(b) Incorporated Documents. The documents incorporated by reference in the Registration Statement or the Pricing Prospectus, when they were filed with the Commission, complied in all material respects with the applicable provisions of the 1934 Act and the rules and regulations of the Commission thereunder, and as of such time of filing, when read together with the Pricing Prospectus and any Permitted Free Writing Prospectus (as defined below), none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Final Supplemented Prospectus or any further amendment or supplement thereto, when such documents are filed with the Commission, will comply in all material respects with the applicable provisions of the 1934 Act and the rules and regulations of the Commission thereunder and, when read together with the Final Supplemented Prospectus as it otherwise may be amended or supplemented, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) Compliance with Act and 1934 Act. The Registration Statement complies and the Final Supplemented Prospectus will comply when first filed in accordance with Rule 424(b) and on the Closing Date and on any date on which Optional Corporate Units are purchased, if such date is not the Closing Date (a “settlement date”), and any further amendments or supplements thereto, when any such amendments become effective or supplements are filed with the Commission, as the case may be, will comply, in all material respects with the applicable provisions of the Act, the 1934 Act, the Trust Indenture Act of 1939, as amended (“Trust Indenture Act”), and the general rules and regulations of the Commission thereunder, and the Registration Statement, the Pricing Disclosure Package and the Final Supplemented Prospectus do not and will not, (i) as of the Effective Date as to the Registration Statement and any amendment thereto, (ii) as of the Applicable Time as to the Pricing Disclosure Package and (iii) as of the date of the Final Supplemented Prospectus and the Closing Date as to the Final Supplemented Prospectus or as of the date when any supplement is filed as to the Final Supplemented Prospectus as further supplemented, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the case of the Registration Statement and any amendment thereto, and, in the light of the circumstances under which they were made, not misleading in the case of the Pricing Disclosure Package and the Final Supplemented Prospectus as further supplemented; except that NiSource does not make any representations or warranties with respect to (A) that part of the Registration Statement which shall constitute the Statements of Eligibility (Form T-1) under the Trust Indenture Act or (B) statements or omissions made in a Permitted Free Writing Prospectus, the Registration Statement, the Pricing Prospectus or the Final Supplemented Prospectus in reliance upon and in conformity with information furnished in writing to NiSource by the Underwriters through the Representatives expressly for use therein.

Each Permitted Free Writing Prospectus does not include anything that conflicts with the information contained in the Registration Statement, the Pricing Prospectus or the Final Supplemented Prospectus, and each Permitted Free Writing Prospectus, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that NiSource makes no representation or warranty with respect to any statement or omissions made in a Permitted Free Writing Prospectus in reliance upon and in conformity with information furnished in writing to NiSource by the Underwriters through the Representatives expressly for use therein.

(d) Automatic Shelf Registration Statement. With respect to the Registration Statement, (i) the Registration Statement is an “automatic shelf registration statement” (as defined in Rule 405 under the Act), (ii) NiSource has not received from the Commission any notice pursuant to Rule 401(g)(2) of the Act objecting to the use of the automatic shelf registration statement and (iii) the conditions for use of Form S-3, as set forth in the General Instructions thereof, have been satisfied.

(e) Well-Known Seasoned Issuer. (A) At the time of filing of the Registration Statement, (B) at the time of the most recent amendment to the Registration Statement for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus) and (C) at the time NiSource, or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Act), made any offer relating to the Securities in reliance on the exemption of Rule 163 under the Act, NiSource was a “well-known seasoned issuer” (as defined in Rule 405 under the Act).

(f) Organization and Good Standing. NiSource has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Disclosure Package and the Final Supplemented Prospectus; and NiSource is duly qualified to transact business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction.

(g) Significant Subsidiaries. Each significant subsidiary (as defined in Rule 405 under the Act) of NiSource (each direct and indirect significant subsidiary of NiSource being hereinafter referred to as a “Significant Subsidiary” and all such direct and indirect significant subsidiaries of NiSource being hereinafter referred to collectively as the “Significant Subsidiaries”) has been duly incorporated or duly formed and is a validly existing corporation or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, with power and authority (corporate or limited liability, and other) to own its properties and conduct its business as described in the Pricing Disclosure Package and the Final Supplemented Prospectus; and each Significant Subsidiary is duly qualified to do business as a foreign corporation or limited liability company, as the case may be, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; all of the issued and outstanding capital stock or other equity interests of each Significant Subsidiary has been duly authorized and validly issued and is fully paid and, to the extent applicable, non-assessable; and except as otherwise disclosed in the Pricing Disclosure Package and the Final Supplemented Prospectus, all of the capital stock or other equity interests of each Significant Subsidiary is owned by NiSource, directly or through Subsidiaries (as defined below), free from liens, encumbrances and defects.

(h) Purchase Contract and Pledge Agreement. The Purchase Contract and Pledge Agreement has been duly authorized and, when validly executed and delivered by NiSource and the other parties thereto, will constitute a valid and legally binding obligation of NiSource, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Purchase Contract and Pledge Agreement will conform to the descriptions thereof contained in the Pricing Disclosure Package and the Final Supplemented Prospectus.

(i) Authorized Capitalization. The Company has an authorized capitalization as set forth in the Pricing Disclosure Package and the Final Supplemented Prospectus, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable.

(j) Common Stock. The shares of Common Stock, if any, issuable upon settlement of the Purchase Contracts (including the maximum number that may be issued upon settlement of the Purchase Contracts in connection with a fundamental change (the “Maximum Number of Purchase Contract Securities”)) have been duly authorized and reserved and, when issued and paid for upon settlement of the Purchase Contracts in accordance with the terms of the Purchase Contracts, will be validly issued, fully paid and non-assessable, and the issuance of such shares will not be subject to any preemptive or similar rights.

(k) Mandatory Convertible Preferred Securities, Purchase Contracts and Certificate of Designations. The Mandatory Convertible Preferred Securities, including the Certificate of Designations, have been duly authorized by the Company and, when the Mandatory Convertible Preferred Securities have been delivered and paid for in accordance with this Agreement and the Purchase Contract and Pledge Agreement on the Closing Date, will be validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights; the Certificate of Designations, the proposed form of which has been furnished to you, will have been duly filed with the Secretary of State of Delaware and with all other offices where such filing is required, on or before April 19, 2021, and the holders of the Mandatory Convertible Preferred Securities will, upon such filing, have the rights, preferences and priorities set forth in the

Certificate of Designations. The Purchase Contracts have been duly authorized by the Company; when the Purchase Contracts have been executed and authenticated in accordance with the provisions of the Purchase Contract and Pledge Agreement and delivered to and paid for by the Underwriters pursuant to this Agreement, the Purchase Contracts will be duly and validly issued, will constitute legal, valid and binding obligations of the Company and the holders thereof will be entitled to the benefits provided in the Purchase Contract and Pledge Agreement. The Purchase Contracts, the Mandatory Convertible Preferred Securities and the Certificate of Designations will conform to the descriptions thereof contained in the Pricing Disclosure Package and the Final Supplemented Prospectus; the stockholders of the Company have no statutory preemptive rights with respect to the Purchase Contracts and the Mandatory Convertible Preferred Securities.

(l) Corporate Units. The Corporate Unit certificates have been duly and validly authorized and on the Closing Date, when paid for by the Underwriters pursuant to this Agreement, will be duly executed and delivered.

(m) No Consents Required. No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement, the Certificate of Designations, the Mandatory Convertible Preferred Securities, the Purchase Contracts and the Purchase Contract and Pledge Agreement and the consummation of the transactions herein and therein contemplated in connection with the issuance of the Mandatory Convertible Preferred Securities and the issuance and sale of the Purchase Contracts, except (i) such as have been obtained and made under the Act and (ii) such as may be required under the Federal Power Act, and under state securities laws.

(n) Authority. The Company has the full right, power and authority to execute and deliver this Agreement, the Purchase Contract and Pledge Agreement, the Certificate of Designations, the Mandatory Convertible Preferred Securities, the Purchase Contracts and the Corporate Units certificates (collectively, the “Transaction Documents”) and to perform its obligations hereunder and thereunder.

(o) No Violation or Default. The Company is not in violation of its charters or bylaws or in default in the performance or observance of any material obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound.

(p) No Violation or Default Resulting from Transaction. The execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions herein and therein contemplated will not result in a breach or violation of any of the terms and provisions hereof and thereof, or constitute a default under, (i) the charter or by-laws of NiSource or any subsidiary of NiSource (each direct and indirect subsidiary of NiSource being hereinafter referred to as a “Subsidiary” and all such direct and indirect subsidiaries of NiSource being hereinafter referred to collectively as the “Subsidiaries”), (ii) any statute or any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over NiSource or any Subsidiary or any of their properties, or (iii) any agreement or instrument to which NiSource or any Subsidiary is a party or by which NiSource or any Subsidiary is bound or to which any of the properties of NiSource or any Subsidiary is subject, except in the case of clauses (ii) and (iii) where such violation, breach or default would not, individually or in the aggregate, have a material adverse effect on the condition (financial or other), business, properties or results of operations of NiSource and the Subsidiaries taken as a whole (“Material Adverse Effect”) and would not materially and adversely affect the ability of NiSource to perform its obligations under the Transaction Documents, or which would otherwise be material in the context of the sale of the Securities.

(q) Authorization of Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by NiSource.

(r) Title to Real and Personal Property. Except as disclosed in the Pricing Disclosure Package and the Final Supplemented Prospectus, NiSource and the Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects that would materially interfere with the use made or to be made thereof by them or would, individually or in the aggregate, have a Material Adverse Effect; and except as disclosed in the Pricing Disclosure Package and the Final Supplemented Prospectus, NiSource and the Subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them or would, individually or in the aggregate, have a Material Adverse Effect.

(s) Licenses and Permits. Except as disclosed in the Pricing Disclosure Package and the Final Supplemented Prospectus, NiSource and the Subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to NiSource or any of the Subsidiaries would, individually or in the aggregate, have a Material Adverse Effect.

(t) Material Contingent Liability. Except as disclosed in the Pricing Disclosure Package and the Final Supplemented Prospectus, neither NiSource nor any Significant Subsidiary has any material contingent liability.

(u) Legal Proceedings. Except as disclosed in the Pricing Disclosure Package and the Final Supplemented Prospectus, there are no pending actions, suits, proceedings or investigations against or affecting NiSource or any Subsidiary or any of their respective properties, assets or operations that could, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or to affect materially and adversely the ability of NiSource to perform its obligations under the Transaction Documents, or which are otherwise material in the context of the sale of the Securities; and, to the knowledge of NiSource, no such actions, suits, proceedings or investigations are threatened.

(v) Financial Statements. The financial statements of NiSource included or incorporated by reference in the Registration Statement, the Pricing Prospectus and the Final Supplemented Prospectus present fairly the financial position of the entity presented and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and, except as otherwise disclosed in the Pricing Disclosure Package and the Final Supplemented Prospectus, such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis with all other financial statements presented for such entity; and any schedules included or incorporated by reference in the Registration Statement, Pricing Prospectus and the Final Supplemented Prospectus present fairly the information required to be stated therein. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in each of the Registration Statement, the Pricing Prospectus, the Pricing Disclosure Package and the Final Supplemented Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(w) No Material Adverse Change. Except as disclosed in the Pricing Disclosure Package and the Final Supplemented Prospectus, since the date of the latest audited financial statements included or incorporated by reference in the Pricing Disclosure Package and the Final Supplemented Prospectus there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of NiSource and the Subsidiaries taken as a whole, and, except as disclosed in or contemplated by the Pricing Disclosure Package and the Final Supplemented Prospectus, there has been no dividend or distribution of any kind declared, paid or made by NiSource on any class of its capital stock.

(x) Investment Company Act. NiSource is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Pricing Disclosure Package and the Final Supplemented Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

(y) Ineligible Issuer. At the determination date for purposes of the Securities within the meaning of Rule 164(h) under the Act, NiSource was not an “ineligible issuer” as defined in Rule 405 under the Act.

(z) Disclosure Controls. NiSource maintains a system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the 1934 Act) that is designed to ensure that information required to be disclosed by NiSource in reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to NiSource’s management as appropriate to allow timely decisions regarding required disclosure. NiSource has carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the 1934 Act.

(aa) Accounting Controls. NiSource maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the 1934 Act) that complies with the requirements of the 1934 Act and has been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(bb) No Conflicts with Sanctions Laws. None of the Company, any Significant Subsidiary or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. Government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, the Crimea region , Iran, North Korea and Syria (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in a manner intended to result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, to the knowledge of the Company, the Company and its Subsidiaries taken as a whole have conducted their businesses in material compliance with the Sanctions.

(cc) No Unlawful Payments. Neither NiSource nor, to the knowledge of NiSource, any director, officer, agent, employee or affiliate of NiSource has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(dd) Compliance with Anti-Money Laundering Laws. The operations of NiSource and the Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept

and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where NiSource or its Subsidiaries conducts business, the rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving NiSource or any of the Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of NiSource or any of the Subsidiaries, threatened.

(ee) Accuracy of Statements. The statements set forth in the Pricing Prospectus and the Final Supplemented Prospectus under the captions “Description of the Equity Units”, “Description of the Purchase Contracts”, “Certain Provisions of the Purchase Contract and Pledge Agreement”, “Description of the Mandatory Convertible Preferred Stock”, “Material U.S. Federal Income and Estate Tax Consequences” are accurate, complete and fair in all material respects;

(ff) Stabilization or Manipulation. The Company has not taken and will not take, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the 1934 Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(gg) Maximum Number of Underlying Securities. The maximum number of shares of Common Stock issuable upon conversion of the Mandatory Convertible Preferred Securities (including the maximum number that may be issued upon conversion of the Mandatory Convertible Preferred Securities in connection with a fundamental change (the “Maximum Number of Underlying Securities”)) have been duly authorized and reserved and, when issued upon conversion of the Mandatory Convertible Preferred Securities in accordance with the terms of the Mandatory Convertible Preferred Securities, will be validly issued, fully paid and nonassessable, and the issuance of such shares of Common Stock will not be subject to any preemptive or similar rights.

(hh) Environmental Laws. Except as disclosed in the Registration Statement, Pricing Disclosure Package and the Final Supplemented Prospectus (exclusive of any supplement thereto), the Company and each of its Subsidiaries are in compliance with any and all laws (including common laws), statutes, rules, regulations, decisions, consents, orders or other legally enforceable requirements of, and agreements with, any governmental agency or body or any court, domestic or foreign, relating to the protection or restoration of the environment or natural resources, or hazardous or toxic substances, wastes, pollutants, chemicals or contaminants (“Hazardous Materials”), including human exposure to Hazardous Materials (collectively, “Environmental Laws”), except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

3. Purchase and Offering of Securities. (a) The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company, at a purchase price of $97.3840 per Corporate Unit, the number of Firm Corporate Units set forth opposite the name of such Underwriter in Schedule I hereto.

(b) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants an option to the several Underwriters to purchase, severally and not jointly, at a purchase price of $97.3840 per Corporate Unit, up to 1,125,000 Optional Corporate Units. Said option may be exercised only to cover over-allotments in the sale of the Corporate Units by the Underwriters. Said option may be exercised in whole or in part, but in any event not more than once, at any time, upon written or telegraphic notice by the Representatives to the Company setting forth the aggregate of the Optional Corporate Units as to which the several Underwriters are exercising the option and the settlement date; provided that in no event shall the settlement date of such Optional Corporate Units be later than the 12th day after the Closing Date. The aggregate number of Optional Corporate Units to be purchased by each Underwriter shall be in the same proportion as the Firm Corporate Units are allocated among the Underwriters, subject to such adjustments as the Company in its sole discretion shall make, or cause to be made, to eliminate any sales or purchases of fractional Optional Corporate Units.

(c) Delivery of and payment for the Firm Corporate Units and the Optional Corporate Units (if the option provided for in Section 3(b) hereof shall have been exercised on or before the business day immediately preceding the Closing Date) shall be made at the offices of Davis, Polk & Wardwell LLP at 10:00 a.m., New York City time, on April 19, 2021, or at such time on such later date not more than the third business day thereafter as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Company. Such time and date for delivery of the Corporate Units is herein called the “Closing Date.” Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same day funds to an account specified by the Company. Delivery of the Securities shall be made through the facilities of The Depository Trust Company (“DTC”) unless the Representatives otherwise instruct.

(d) If the option provided for in Section 3(b) hereof is exercised after the business day immediately preceding the Closing Date, delivery and payment for the Optional Corporate Units shall be made on the date and time and place specified by the Representatives in the written notice of the Underwriters’ election to purchase such Optional Corporate Units. If settlement for the Optional Corporate Units occurs after the Closing Date, the Company will deliver to the Representatives on the settlement date for the Optional Corporate Units, and the obligation of the Underwriters to purchase the Optional Corporate Units shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 6 hereof.

4. Free Writing Prospectuses. (a) NiSource represents and agrees that, without the prior consent of the Representatives, it has not made and will not make any offer relating to the Securities that would constitute a “free writing prospectus” as defined in Rule 405 under the Act, other than a Permitted Free Writing Prospectus; and each Underwriter, severally and not jointly, represents and agrees that, without the prior consent of NiSource and the Representatives, it has not made and will not make any offer relating to the Securities that would constitute a “free writing prospectus” as defined in Rule 405 under the Act, other than a Permitted Free Writing Prospectus, a free writing prospectus that is required to be filed by NiSource pursuant to Rule 433 or one or more free writing prospectuses disseminated through customary Bloomberg distribution that do not contain substantive changes from or additions to the information contained in the Permitted Free Writing Prospectus. Any such free writing prospectus (which shall include the Pricing Term Sheet discussed in Section 4(b) hereof and the form of which is provided in Exhibit A hereto), the use of which shall have been consented to by NiSource and the Representatives, is herein called a “Permitted Free Writing Prospectus.”

(b) NiSource agrees to prepare a Pricing Term Sheet, substantially in the form provided in Exhibit A hereto and approved by the Representatives, and to file the Pricing Term Sheet pursuant to Rule 433(d) under the Act within the time period prescribed by such Rule.

(c) NiSource and the Representatives have complied and will comply with the requirements of Rule 433 under the Act applicable to any free writing prospectus, including timely Commission filing where required and legending.

(d) NiSource agrees that if at any time following issuance of a Permitted Free Writing Prospectus any event occurred or occurs as a result of which such Permitted Free Writing Prospectus would conflict with the information in the Registration Statement, the Pricing Prospectus or the Final Supplemented Prospectus or include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances then prevailing, not misleading, NiSource will give prompt notice thereof to the Representatives and, if requested by the Representatives, will prepare and furnish without charge to each Underwriter a free writing prospectus or other document, the use of which has been consented to by the Representatives, which will correct such conflict, statement or omission; provided, however, that this Section 4(d) shall not apply to any statements or omissions in a Permitted Free Writing Prospectus made in reliance upon and in conformity with information furnished in writing to NiSource by an Underwriter through the Representatives, expressly for use therein.

(e) NiSource agrees that if there occurs an event or development as a result of which the Pricing Disclosure Package would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances then prevailing, not misleading, NiSource will promptly notify the Representatives so that any use of the Pricing Disclosure Package may cease until it is amended or supplemented.

5. Certain Agreements of NiSource. NiSource agrees with the several Underwriters that it will furnish to counsel for the Underwriters, one copy of the executed Registration Statement relating to the Company’s securities, including all exhibits, in the form in which it became effective and of all amendments thereto and that, in connection with the offering of the Securities:

(a) Filing of Final Supplemented Prospectus. NiSource will file the Final Supplemented Prospectus, in a form approved by the Representatives, such approval not to be unreasonably withheld, with the Commission pursuant to and in accordance with Rule 424(b) and within the time period required by Rule 424. Furthermore, NiSource will make any other required filings pursuant to Rule 433(d)(1) of the Act within the time period required by such Rule.

(b) Amendment or Supplements to Registration Statement or Final Supplemented Prospectus. NiSource will advise the Representatives promptly of any proposal to amend or supplement the Registration Statement or the Final Supplemented Prospectus and will afford the Representatives a reasonable opportunity to comment on any such proposed amendment or supplement; and NiSource will also advise the Representatives promptly of the filing of any such amendment or supplement and of the institution by the Commission of any stop order proceedings in respect of the Registration Statement or of any part thereof and will use its best efforts to prevent the issuance of any such stop order and to obtain as soon as possible its lifting, if issued.

(c) Ongoing Compliance with Act and 1934 Act. NiSource will comply with the provisions of the Act, the 1934 Act and the rules and regulations of the Commission thereunder so as to permit completion of the distribution of the Securities as contemplated by this Agreement, the Registration Statement, the Pricing Disclosure Package and the Final Supplemented Prospectus. If, at any time when a prospectus relating to the Securities is required to be delivered under the Act (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) in connection with sales by any Underwriter or dealer, any event occurs as a result of which the Final Supplemented Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Final Supplemented Prospectus to comply with the Act, NiSource promptly will notify the Representatives of such event and will promptly prepare and file with the Commission, at the expense of NiSource, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6 hereof.

(d) Earnings Statement to Securityholders. As soon as practicable, but not later than 16 months, after the date of this Agreement, NiSource will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the later of (i) the Effective Date of the Registration Statement, (ii) the effective date of the most recent post-effective amendment to the Registration Statement to become effective prior to the date of this Agreement and (iii) the date of NiSource’s most recent Annual Report on Form 10-K filed with the Commission prior to the date of this Agreement, which will satisfy the provisions of Section 11(a) of the Act.

(e) Supplying Information. NiSource will furnish to the Representatives copies of the Registration Statement, including all exhibits, any Pricing Prospectus, any Permitted Free Writing Prospectus, the Final Supplemented Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representatives reasonably request. NiSource will pay the expenses of printing and distributing to the Underwriters all such documents.

(f) Blue Sky Compliance. NiSource will arrange for the qualification of the Securities for sale under the laws of such jurisdictions as the Representatives designate and will continue such qualifications in effect so long as required for the distribution, provided that, in connection with such qualification, NiSource shall not be required to qualify as a foreign corporation or file a general consent to service of process in any such jurisdiction or subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(g) Delivery of 1934 Act Reports. During the period of five years after the date of this Agreement, NiSource will furnish to the Representatives and, upon request, to each of the other Underwriters, if any, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and NiSource will furnish to the Representatives (i) as soon as available, a copy of each report and any definitive proxy statement of NiSource filed with the Commission under the 1934 Act or mailed to stockholders, and (ii) from time to time, such other information concerning NiSource as the Representatives may reasonably request; provided that no reports, proxy statements or other information need be furnished pursuant to this Section 5(g) to the extent they are available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System.

(h) Fees and Expenses. NiSource will pay the costs and expenses relating to the following matters: (i) all expenses incident to the performance of its obligations under this Agreement, (ii) any filing fees or other expenses (including fees and disbursements of counsel) in connection with qualification of the Securities for sale under the laws of such jurisdictions as the Representatives may designate and the printing of memoranda relating thereto, (iii) any fees associated with filing of the Certificate of Designations with the Secretary of State of the State of Delaware and the cost of preparing the Securities, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (iv) any fees charged by investment rating agencies for the rating of the Securities, (v) any applicable filing fee incident to, and the reasonable fees and disbursements of counsel for the Underwriters in connection with, any review by the Financial Industry Regulatory Authority, Inc. of the Securities, (vi) the fees and expenses of the transfer agent, registrar and paying agent (including related fees and expenses of any counsel to such parties), (vii) all expenses and application fees related to the listing of the Securities on The New York Stock Exchange (the “Stock Exchange”), including all expenses and fees related to the listing of a number of shares of Common Stock equal to the sum of the Maximum Number of Purchase Contract Securities and the Maximum Number of Underlying Securities, (viii) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; and (ix) any travel expenses of its officers and employees and any other expenses incurred by them in connection with attending or hosting meetings with prospective purchasers of the Securities.

(i) Clear Market. The Company will not for a period of45days following the Applicable Time, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge, otherwise dispose of, enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company), of any shares of Common Stock or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock; or publicly announce an intention to effect any such transaction; provided, however that the Company shall be permitted to file a shelf registration statement (or file any amendment to its existing shelf registration statement) with respect to such securities, provided that the Company shall not effect any sales of such securities pursuant to such shelf registration statement during the 45-day period described above; provided, further, that the Company may issue and sell Common Stock pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan of the Company in effect at the Applicable Time, the Company may issue Common Stock issuable upon the conversion of securities or the exercise of warrants outstanding at the Applicable Time, and the Company may issue Common Stock upon settlement of the Purchase Contracts or upon conversion of the Mandatory Convertible Preferred Securities.

(j) Filing Obligation. If at any time when Securities remain unsold by the Underwriters, NiSource receives from the Commission a notice pursuant to Rule 401(g)(2) of the Act or otherwise ceases to be eligible to use the automatic shelf registration statement form, NiSource will (i) promptly notify the Representatives, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Securities, in a form satisfactory to the Representatives, (iii) use its reasonable best efforts to cause such registration statement or post-effective amendment to be declared effective and (iv) promptly notify the Representatives of such effectiveness. NiSource will take all other reasonable action necessary or appropriate to permit the public offering and sale of the Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which NiSource has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(k) DTC. The Company will assist the Representatives in arranging for the Securities to be eligible for clearance and settlement through DTC.

(l) Listing on Stock Exchange. The Company will use its reasonable best efforts to effect the listing of the Corporate Units on the Stock Exchange within 30 days of the Closing Date.

(m) Common Stock. The Company will reserve and keep available at all times, free of preemptive rights (i) a number of shares of Common Stock equal to the aggregate Maximum Number of Purchase Contract Securities for the purposes of settling the Purchase Contracts and (ii) a number of shares of Common Stock equal to the aggregate Maximum Number of Underlying Securities for purposes of settling conversions of the Mandatory Convertible Preferred Securities.

(n) Adjustment of Maximum Settlement Rate. Between the date hereof and the Closing Date, the Company will not do or authorize any act or thing that would result in an adjustment of the maximum settlement rate under the Purchase Contracts.

(o) Adjustment of Conversion Rate. Between the date hereof and the Closing Date, the Company will not do or authorize any act or thing that would result in an adjustment of any fixed conversion rate for the Mandatory Convertible Preferred Securities.

6. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Corporate Units will be subject to the accuracy of the representations and warranties of the Company contained herein at the Applicable Time, the Closing Date and any settlement date pursuant to Section 3 hereof, to the accuracy of the statements of officers of NiSource made pursuant to the provisions hereof, to the performance by NiSource of its obligations hereunder and to the following additional conditions precedent:

(a) No Stop Order. The Final Supplemented Prospectus shall have been filed with the Commission in accordance with the rules and regulations of the Commission under the Act and Section 5(a) of this Agreement. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose or pursuant to Section 8A of the Act against NiSource shall have been instituted or, to the knowledge of NiSource or any Underwriter, shall be contemplated by the Commission. The Pricing Term Sheet, and any other material required to be filed by NiSource pursuant to Rule 433(d) under the Act, shall have been filed by NiSource with the Commission within the applicable time periods prescribed for such filings by Rule 433.

(b) Comfort Letters. On or prior to the date of this Agreement, the Representatives shall have received a letter, dated the date of delivery thereof, of Deloitte & Touche LLP, confirming that they are an independent registered public accounting firm within the meaning of the Act and the applicable published rules and regulations of the Commission thereunder and stating to the effect that:

(i) in their opinion the financial statements and financial statement schedules audited by them and incorporated by reference in the Registration Statement, the Pricing Prospectus and the Final Supplemented Prospectus comply as to form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations of the Commission thereunder;

(ii) they have performed the procedures specified by the Public Company Accounting Oversight Board for a review of interim financial information as described in Statement of Auditing Standards No. 100, Interim Financial Information, or Statement of Auditing Standards No. 71, Interim Financial Information, as applicable, on any unaudited financial statements incorporated by reference in the Registration Statement and the Pricing Prospectus;

(iii) on the basis of the review referred to in clause (ii) above, a reading of the latest available interim financial statements of NiSource, inquiries of officials of NiSource who have responsibility for financial and accounting matters and other specified procedures, nothing came to their attention that caused them to believe that:

(A) the unaudited financial statements, if any, incorporated by reference in the Registration Statement, the Pricing Prospectus and the Final Supplemented Prospectus do not comply as to form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations of the Commission thereunder or any material modifications should be made to such unaudited financial statements for them to be in conformity with generally accepted accounting principles;

(B) if any unaudited “capsule” information is contained in the Registration Statement, the Pricing Prospectus and the Final Supplemented Prospectus, the unaudited consolidated operating revenues, gross income, net income and net income per share amounts or other amounts constituting such “capsule” information and described in such letter do not agree with the corresponding amounts set forth in the unaudited consolidated financial statements or were not determined on a basis substantially consistent with that of the corresponding amounts in the audited statements of income;

(C) at the date of the latest available balance sheet read by such accountants, or at a subsequent specified date not more than two business days prior to the date of such letter, there was any change in the capital stock or any increase in short-term indebtedness or long-term debt of NiSource and its consolidated subsidiaries or, at the date of the latest available balance sheet read by such accountants, there was any decrease in consolidated net current assets or net assets, as compared with amounts shown on the latest balance sheet incorporated by reference in the Registration Statement, the Pricing Prospectus and the Final Supplemented Prospectus; or

(D) for the period from the closing date of the latest income statement incorporated by reference in the Registration Statement, Pricing Prospectus and Final Supplemented Prospectus to the closing date of the latest available income statement read by such accountants there were any decreases, as compared with the corresponding period of the previous year, in consolidated gross revenues, operating income or net income; except in all cases set forth in clauses (C) and (D) above for changes, increases or decreases which the Registration Statement, the Pricing Prospectus and the Final Supplemented Prospectus discloses have occurred or may occur or which are described in such letter; and

(iv) they have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial information contained in the Pricing Prospectus and the Final Supplemented Prospectus (in each case to the extent that such dollar amounts, percentages and other financial information are derived from the general accounting records of NiSource and its subsidiaries subject to the internal controls of NiSource’s accounting system or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial information to be in agreement with such results, except as otherwise specified in such letter.

All financial statements and schedules included in material incorporated by reference into the Registration Statement, the Pricing Prospectus and the Final Supplemented Prospectus shall be deemed included in the Registration Statement, the Pricing Prospectus and the Final Supplemented Prospectus for purposes of this subsection.

(c) No Material Adverse Change. Subsequent to the execution of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of NiSource and the Subsidiaries taken as one enterprise which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Securities; (ii) any downgrading in the rating of any debt securities or preferred stock of NiSource by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the 1934 Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of NiSource (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of the Representatives, be likely to prejudice materially the success of the proposed issue, sale or disposition of the Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any material suspension or material limitation of trading in securities generally on the Stock Exchange, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of NiSource on any exchange or in the over-the-counter market; (v) any banking moratorium declared by U.S. Federal or New York authorities; (vi) any major disruption of settlements of securities or clearance services in the United States or (vii) any attack on outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Securities.

(d) Opinion and 10b-5 Statement of Counsel for the Company. The Representatives shall have received an opinion, dated the Closing Date and the settlement date, if any, of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel for NiSource, in form and substance reasonably satisfactory to the Representatives.

(e) Opinion of Internal Counsel for the Company. The Representatives shall have received an opinion, dated the Closing Date and the settlement date, if any, of internal counsel for NiSource, to the effect that:

(i) The descriptions in the Registration Statement and in the Pricing Disclosure Package and the Final Supplemented Prospectus of any legal and governmental proceedings insofar as such statements purport to constitute summaries of matters of law and legal conclusions with respect thereto, are correct in all material respects; and such counsel does not know of any legal or governmental proceedings pending to which the Company or any Subsidiary is a party or to which any of their respective properties is subject that are required to be described in the Registration Statement, the Pricing Disclosure Package or the Final Supplemented Prospectus and are not so described;

(ii) The documents incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Final Supplemented Prospectus, when they were filed with the Commission, appeared on their face to have complied in all material respects with the applicable provisions of the 1934 Act and the rules and regulations of the Commission thereunder; and

(iii) To the knowledge of such counsel, except as disclosed in the Pricing Disclosure Package and the Final Supplemented Prospectus, there are no pending or threatened actions, suits, proceedings or investigations against or affecting NiSource or any Subsidiary or any of their respective properties, assets or operations that could reasonably be expected to, individually or in the aggregate, materially and adversely affect the ability of NiSource to perform its obligations under this Agreement or which could be reasonably be expected to have a Material Adverse Effect.

(f) Opinion and 10b-5 Statement of Counsel for the Underwriters. The Representatives shall have received from Davis Polk & Wardwell LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date and the settlement date, if any, with respect to the incorporation of NiSource, the validity of the Securities, the Registration Statement, the Pricing Disclosure Package, the Final Supplemented Prospectus and other related matters as the Representatives may require, and NiSource shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(g) Officers’ Certificate. The Representatives shall have received a certificate, dated the Closing Date and the settlement date, if any, of the President or any Vice President and a principal financial or accounting officer of NiSource in which such officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of NiSource in this Agreement are true and correct in all material respects, that NiSource has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, that no stop order suspending the effectiveness of the Registration Statement or of any part thereof has been issued and no proceedings for that purpose have been instituted or are contemplated by the Commission and that, subsequent to the date of the most recent financial statements in the Pricing Disclosure Package and the Final Supplemented Prospectus, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of NiSource and the Subsidiaries taken as a whole except as set forth in or contemplated by the Pricing Disclosure Package and the Final Supplemented Prospectus.

(h) Bring-Down Comfort Letter. The Representatives shall have received a letter, dated the Closing Date and the settlement date, if any, of Deloitte & Touche LLP which meets the requirements of subsection (a) of this Section, except that the specified date referred to in such subsection will be a date not more than two days prior to the Closing Date for the purposes of this subsection.

(i) Purchase Contract and Pledge Agreement. The Representatives shall have received a counterpart of the Purchase Contract and Pledge Agreement that shall have been executed and delivered by a duly authorized officer of the Company.

(j) DTC. The Securities shall be eligible for clearance and settlement through DTC.

(k) Listing. The Company shall have applied for listing of the Corporate Units and the Common Stock issuable upon settlement of the Purchase Contracts and the Mandatory Convertible Preferred Securities on the Stock Exchange, and satisfactory evidence of such actions shall have been provided to the Representatives. The Maximum Number of Purchase Contract Securities and the Maximum Number of Underlying Securities shall have been approved for listing on the Stock Exchange, subject to official notice of issuance.

(l) Certificate of Designations. The Certificate of Designations shall have been filed on or before the Closing Date with the Secretary of State of the State of Delaware.

(m) Lock-up Agreement. At the Applicable Time, the Company shall have furnished to the Representatives a letter substantially in the form of Exhibit B hereto from each member of the board of directors of the Company and each “officer” for purposes of Section 16(a) of the 1934 Act and Rule 16a-1(f) promulgated thereunder.

(n) Certificate of the Chief Financial Officer. The Company shall have furnished to the Representatives, at each of the Applicable Time, the Closing Date and any settlement date, as applicable, a certificate signed by the Company’s Chief Financial Officer, dated the date of this Agreement, the Closing Date and any such settlement date, as applicable, with respect to certain financial information contained in the Pricing Disclosure Package, the Final Supplement Prospectus and any supplements or amendments thereto, providing “management comfort” with respect to such information.

NiSource agrees to furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters under this Agreement.

7. Indemnification and Contribution.

(a) Indemnification of the Underwriters. NiSource will indemnify and hold harmless each Underwriter, its partners, directors, officers, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the 1934 Act, against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in the Registration Statement, the Basic Prospectus, the Pricing Prospectus, any Permitted Free Writing Prospectus or the Final Supplemented Prospectus, or any amendment or supplement thereto, or any free writing prospectus used by NiSource other than a Permitted Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that NiSource will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to NiSource by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information: third sentence of the third paragraph, the fourth paragraph, the eleventh paragraph, the twelfth paragraph and the thirteenth paragraph, in each case, under the caption “Underwriting” in each of the Preliminary Prospectus Supplement and the Final Supplemented Prospectus (collectively, the “Underwriter Information”).

(b) Indemnification of the Company. Each Underwriter will severally and not jointly indemnify and hold harmless NiSource, its directors and officers and each person, if any, who controls NiSource within the meaning of Section 15 of the Act or Section 20 of the 1934 Act, against any losses, claims, damages or liabilities to which NiSource may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Basic Prospectus, the Pricing Prospectus, any Permitted Free Writing Prospectus or the Final Supplemented Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to NiSource by such Underwriter through the Representatives, if any, specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by NiSource in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the Underwriter Information.

(c) Notice and Procedures. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced through the forfeiture of substantive rights or defenses by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d) Contribution and Limitation on Liability. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by NiSource on the one hand and the Underwriters on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of NiSource on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by NiSource on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by NiSource bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by NiSource on the one hand or the Underwriters on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e) Non-Exclusive Remedies. The obligations of NiSource under this Section shall be in addition to any liability which NiSource may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Act; and the obligations of the Underwriters under this Section shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each director of NiSource, to each officer of NiSource who has signed the Registration Statement and to each person, if any, who controls NiSource within the meaning of the Act.

8. Default of Underwriters. If any Underwriter or Underwriters default at the Closing Date in their obligations to purchase any of the Securities under this Agreement and the aggregate number of Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of Securities to be purchased at the Closing Date, the Representatives may make arrangements satisfactory to the Company for the purchase of such Securities by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments under this Agreement, to purchase the Securities that such defaulting Underwriters agreed but failed to purchase. If any Underwriter or Underwriters so default and the aggregate number of Securities with respect to which such default or defaults occur exceeds 10% of the total number of Securities shares to be purchased and arrangements satisfactory to the Representatives and the Company for the purchase of such Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 9. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

9. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of NiSource or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, NiSource or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Securities . If this Agreement is terminated pursuant to Section 8 or if for any reason the purchase of the Securities by the Underwriters is not consummated, NiSource shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of NiSource and the Underwriters pursuant to Section 7 shall remain in effect. If the purchase of the Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 8 or the occurrence of any event specified in clauses (iii), (iv) (other than a suspension with respect to NiSource’s securities not part of a general suspension), (v), (vi) or (vii) of Section 6(c), NiSource will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Securities.

10. Absence of Fiduciary Relationship. NiSource acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between NiSource, on the one hand, and the several Underwriters, on the other, (ii) in connection therewith each Underwriter is acting as a principal and not the agent or fiduciary of NiSource and (iii) no Underwriter has assumed an advisory or fiduciary responsibility in favor of NiSource with respect to the offering of the Securities pursuant to this Agreement or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising NiSource on other matters) or any other obligations to NiSource with respect to the offering of the Securities pursuant to this Agreement or the process leading thereto, except the obligations expressly set forth herein.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Underwriters shall be given to the Representatives c/o Goldman Sachs & Co. LLC, Attention: Registration Department, 200 West Street, New York, New York 10282; c/o J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Equity Syndicate Desk; and c/o Wells Fargo Securities, LLC at 500 West 33rd Street, New York, New York 10001, Attention: Equity Syndicate Department (fax: (212) 214-5918). Notices to the Company will be mailed, delivered or telegraphed and confirmed to it at 801 East 86th Avenue, Merrillville, Indiana 46410, Attention: Randy Hulen, with a copy to Amber Banks, Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004.

12. Successors. This Agreement will inure to the benefit of and be binding upon NiSource and the Underwriters and their respective successors and the officers and directors and controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

13. Representation of Underwriters. The Representatives will act for the several Underwriters in connection with the financing described in this Agreement, and any action under this Agreement taken by the Representatives jointly will be binding upon all the Underwriters.

14. Counterparts. This Agreement or any document to be signed in connection with this Agreement may be executed in one or more counterparts by manual, facsimile or electronic signature, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

15. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

16. Submission to Jurisdiction. NiSource hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

17. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c) For purposes of this Section 20, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[SIGNATURE PAGE FOLLOWS]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

NISOURCE INC.

By:	/s/ Randy G. Hulen
Name: Randy G. Hulen
Title: Vice President, Investor Relations and Treasurer

Accepted: As of the date first written above

GOLDMAN SACHS & CO. LLC

By:	/s/ Mike Voris
Name: Mike Voris
Title: Partner

J.P. MORGAN SECURITIES LLC

By:	/s/ Santosh Sreenivasan
Name: Santosh Sreenivasan
Title: Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Elizabeth Alvarez
Name: Elizabeth Alvarez
Title: Managing Director

As Representatives of the several Underwriters

Schedule I

Underwriters	Total Number of Firm Corporate Units to be Purchased
Goldman Sachs & Co. LLC	4,633,029
J.P. Morgan Securities LLC	1,218,463
Wells Fargo Securities, LLC	1,218,463
Barclays Capital Inc.	143,349
BofA Securities, Inc.	71,674
Citigroup Global Markets Inc.	71,674
Credit Suisse Securities (USA) LLC	71,674
MUFG Securities Americas Inc.	71,674
Total	7,500,000

Sch, I - 1

Schedule II

Pricing Disclosure Package: Includes:

1.	Prospectus dated November 1, 2019

2.	Preliminary Prospectus Supplement dated April 12, 2021 (which shall be deemed to include documents incorporated by reference)

3.	Permitted Free Writing Prospectus

a)	Pricing Term Sheet attached hereto as Exhibit A

b)	Free Writing Prospectus filed with the Securities and Exchange Commission on April 13, 2021

Sch, II - 1

EXHIBIT A

Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated November 1, 2019

Preliminary Prospectus Supplement dated April 12, 2021

Registration Statement File No. 333-234422

Final Term Sheet dated April 13, 2021

7,500,000 Equity Units

(initially consisting of 7,500,000 Corporate Units)

NiSource Inc.

Equity Units

The information in this pricing term sheet relates only to the offering of Equity Units (the “Equity Units Offering”) and should be read together with (i) the preliminary prospectus supplement dated April 12, 2021 relating to the Equity Units Offering, including the documents incorporated by reference therein, and (ii) the related base prospectus dated November 1, 2019, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-234422. Terms used but not defined in this final term sheet have the meanings given to them in the preliminary prospectus supplement. For purposes of this term sheet, “we,” “us,” “our,” or “Company” refers to NiSource Inc., and not any of its subsidiaries.

Company	NiSource Inc.

Company Common Stock Ticker	The New York Stock Exchange “NI”

Trade Date	April 14, 2021

Closing Price of Our Common Stock on The New York Stock Exchange on April 13, 2021	$24.51

Settlement Date	April 19, 2021 (T+3)

Equity Units

Equity Units	Each Equity Unit will have a stated amount of $100 and will initially be a “Corporate Unit” consisting of a purchase contract issued by us and, initially, a 1/10th, or 10%, undivided beneficial ownership in one share of Series C Mandatory Convertible Preferred Stock, par value $0.01 per share, with a liquidation preference of $1,000 per share, issued by us, which we refer to as “Mandatory Convertible Preferred Stock.”

Number of Equity Units Offered	7,500,000 (or a total of 8,625,000 if the underwriters exercise their over-allotment option in full).

Initial Price to Public	$100 per Equity Unit, plus accrued and unpaid contract adjustment payments, if any, from April 19, 2021.

Exh A - 1

Purchase Contracts

Purchase Contracts	Unless early settled as described in the preliminary prospectus supplement, each purchase contract obligates holders to purchase from us, and obligates us to sell, on December 1, 2023, for a price of $100, a number of newly-issued shares of our common stock equal to the settlement rate, as described under “Description of the Purchase Contracts—Purchase of Common Stock” in the preliminary prospectus supplement.

Reference Price	$24.51 (the closing price of our common stock on The New York Stock Exchange on April 13, 2021).

Maximum Settlement Rate	4.0800 shares of our common stock (subject to adjustment in certain circumstances).

Contract Adjustment Payments	Payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing June 1, 2021 at a rate per year of 7.75% on the stated amount of $100 per purchase contract, subject to our right to defer contract adjustment payments, as described in the preliminary prospectus supplement. If any date on which contract adjustment payments are to be made is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day that is a business day and no interest or payment will be paid in respect of the delay, if any. Contract adjustment payments will be paid in cash, shares of our common stock or a combination thereof, at our election.

Deferred Contract Adjustment Payments	Any deferred contract adjustment payments will accrue additional contract adjustment payments at the rate of 7.75% per year until paid, compounded quarterly, to, but excluding, the payment date.

Early Settlement of the Purchase Contracts at Your Option	A holder of Corporate Units or Treasury Units may settle the related purchase contracts at any time prior to 4:00 p.m., New York City time, on the scheduled trading day immediately preceding the first day of the market value averaging period (as defined under “Description of the Purchase Contracts—Purchase of Common Stock” in the preliminary prospectus supplement), subject to certain exceptions and conditions described under “Description of the Purchase Contracts—Early Settlement” in the preliminary prospectus supplement. Such early settlement may only be made in integral multiples of 10 Corporate Units or 10 Treasury Units, as applicable. Upon early settlement of any purchase contracts, except following a fundamental change as described below, we will deliver a number of newly-issued shares of our common stock determined over a 40 consecutive trading day period beginning on the trading day immediately following the day you exercise this right, which we refer to as the “early settlement averaging period.” The number of shares of our common stock we are obligated to deliver will equal 85% of the number of shares of our common stock that would be deliverable for each purchase contract as described in “Description of the Purchase Contracts—Purchase of Common Stock” in the preliminary prospectus supplement as if the applicable market value were the average of the daily VWAPs of our common stock during the early settlement averaging period.

Exh A - 2

Early Settlement Upon a Fundamental Change	Upon the occurrence of a fundamental change, you will have the right, subject to certain exceptions and conditions described in the preliminary prospectus supplement, to settle your purchase contracts early at the settlement rate determined as if the applicable market value (as defined under “Description of the Purchase Contracts—Purchase of Common Stock” in the preliminary prospectus supplement) equaled the stock price in the fundamental change (as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” in the preliminary prospectus supplement), plus an additional make-whole amount of shares of our common stock determined as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” in the preliminary prospectus supplement.

The following table sets forth the number of make-whole shares of our common stock per purchase contract that would apply at various stock prices and effective dates (all as defined in the preliminary prospectus supplement):

Stock Price

Effective Date	$10.00	$12.00	$14.00	$16.00	$18.00	$24.51	$27.50	$28.80	$35.00	$40.00	$45.00	$55.00	$60.00
April 19, 2021	1.0043	0.8289	0.6948	0.5789	0.4695	0.0000	0.4537	0.5697	0.3978	0.3133	0.2588	0.1955	0.1753
December 1, 2021	0.7955	0.6575	0.5524	0.4600	0.3682	0.0000	0.3720	0.4880	0.3214	0.2462	0.2012	0.1524	0.1371
December 1, 2022	0.3904	0.3235	0.2746	0.2325	0.1850	0.0000	0.2202	0.3307	0.1684	0.1174	0.0951	0.0739	0.0670
December 1, 2023	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

The actual stock price and effective date may not be set forth on the table, in which case:

(1) if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the amount of make-whole shares of our common stock will be determined by a straight-line interpolation between the make-whole share amounts set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable;

(2) if the stock price on the effective date exceeds $60.00 per share of our common stock, subject to adjustment, then the make-whole share amount will be zero; and

(3) if the stock price on the effective date is less than $10.00 per share of our common stock, subject to adjustment, then the make-whole share amount will be determined as if the stock price equaled $10.00, subject to adjustment, using straight-line interpolation, as described above, if the actual effective date is between two effective dates on the table.

Exh A - 3

Mandatory Convertible Preferred Stock

Mandatory Convertible Preferred Stock	The Equity Units will include an aggregate of 750,000 shares (or 862,500 shares if the underwriters exercise their over-allotment option in full) of Mandatory Convertible Preferred Stock with a liquidation preference of $1,000 per share. In connection with a successful remarketing of the Mandatory Convertible Preferred Stock, (a) dividends may become payable on the Mandatory Convertible Preferred Stock and/or (b) if the closing price of our common stock on the pricing date for a successful remarketing is less than or equal to the Initial Price (as defined below), the minimum conversion rate of the Mandatory Convertible Preferred Stock will be increased to an amount equal to $1,000 divided by 117.5% of the closing price of our common stock on such date (rounded to the nearest ten-thousandth of a share), each as described under “Description of the Mandatory Convertible Preferred Stock—Terms of Remarketed Mandatory Convertible Preferred Stock” in the preliminary prospectus supplement.

No Dividends on Mandatory Convertible Preferred Stock	The Mandatory Convertible Preferred Stock initially will not bear any dividends and the liquidation preference of the Mandatory Convertible Preferred Stock will not accrete.

Dividends Following a Successful Remarketing	Following a successful remarketing of the Mandatory Convertible Preferred Stock, dividends may become payable on the Mandatory Convertible Preferred Stock at a dividend rate to be determined in connection with such successful remarketing, in which case the Mandatory Convertible Preferred Stock will bear dividends at such rate and become payable when, as and if declared by our board of directors, on March 1, 2024 (or, at our election in consultation with the remarketing agent in connection with a successful optional remarketing, on each of December 1, 2023 and March 1, 2024). Dividends, if any, on the Mandatory Convertible Preferred Stock will be paid in cash, shares of our common stock or a combination thereof, at our election.

Remarketing Failure	As more fully described under “Description of the Mandatory Convertible Preferred Stock—Mandatory Conversion” and “Description of the Mandatory Convertible Preferred Stock—Remarketing the Mandatory Convertible Preferred Stock” in the preliminary prospectus supplement, if a successful remarketing of the Mandatory Convertible Preferred Stock has not occurred on or prior to the last day of the final remarketing period (as described in the preliminary prospectus supplement, a “Remarketing Failure”), with respect to any shares of Mandatory Convertible Preferred Stock that remain outstanding following the purchase contract settlement date, you will not receive any shares of our common stock upon automatic conversion of any such shares of Mandatory Convertible Preferred Stock on the Mandatory Conversion Date.

Mandatory Conversion Date	The second business day immediately following the last trading day of the 40 consecutive trading day period beginning on, and including, the 41st scheduled trading day immediately preceding March 1, 2024. The Mandatory Conversion Date is expected to be March 1, 2024.

Initial Price	Approximately $24.5100, which is equal to $1,000 divided by the Maximum Conversion Rate (as defined below).

Threshold Appreciation Price	Approximately $28.7993, which represents an approximately 17.5% appreciation over the Reference Price and is equal to $1,000 divided by the Minimum Conversion Rate (as defined below).

Exh A - 4

Floor Price	$8.58 (approximately 35% of the Initial Price), subject to adjustment as described in the preliminary prospectus supplement.

Conversion Rate per Share of Mandatory Convertible Preferred Stock

Unless a Remarketing Failure has occurred, upon conversion on the Mandatory Conversion Date, each outstanding share of the Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert into a number of shares of our common stock equal to not more than 40.7997 shares of our common stock and not less than 34.7231 shares of our common stock, (respectively, the “Maximum Conversion Rate” and “Minimum Conversion Rate”), depending on the mandatory settlement value (as defined in the preliminary prospectus supplement) of our common stock, as described below and subject to certain anti-dilution adjustments. If a Remarketing Failure has previously occurred, with respect to any shares of Mandatory Convertible Preferred Stock that remain outstanding following the purchase contract settlement date, no shares of our common stock will be delivered upon automatic conversion of such shares and each such share of Mandatory Convertible Preferred Stock will be automatically transferred to us on the Mandatory Conversion Date without any payment of cash or shares of our common stock thereon.

The following table illustrates the conversion rate per share of the Mandatory Convertible Preferred Stock, subject to certain anti-dilution adjustments described in the preliminary prospectus supplement, based on the mandatory settlement value of our common stock, and assuming a Remarketing Failure has not occurred:

Mandatory settlement value of our common stock	Conversion rate (number of shares of our common stock issuable upon conversion of each share of the Mandatory Convertible Preferred Stock)
Greater than the Threshold Appreciation Price Equal to or less than the Threshold Appreciation Price but greater than or equal to the Initial Price Less than the Initial Price	34.7231 shares of common stock Between 34.7231 and 40.7997 shares of common stock, determined by dividing $1,000 by the mandatory settlement value 40.7997 shares of common stock

Exh A - 5

In connection with a successful remarketing of the Mandatory Convertible Preferred Stock, the Minimum Conversion Rate of the Mandatory Convertible Preferred Stock may be increased as described under “Description of the Mandatory Convertible Preferred Stock—Terms of Remarketed Mandatory Convertible Preferred Stock” in the preliminary prospectus supplement.

Early Conversions	Holders of Corporate Units do not have the right to convert their ownership interests in the Mandatory Convertible Preferred Stock that are a part of such Corporate Units into shares of our common stock. Only shares of Mandatory Convertible Preferred Stock that are not a part of Corporate Units may be converted. Holders of such separate shares of Mandatory Convertible Preferred Stock that are not a part of Corporate Units may convert their shares at their option prior to December 1, 2023 only upon the occurrence of a fundamental change. On and after December 1, 2023, and unless there has been a Remarketing Failure, holders of shares of Mandatory Convertible Preferred Stock may, at their option, convert their shares early, all as described in the preliminary prospectus supplement.

Adjusted Conversion Rate Upon Fundamental Change	There will be no make-whole amount of shares of our common stock or increase to the conversion rate for conversions of the Mandatory Convertible Preferred Stock in connection with a fundamental change, except for the limited circumstance where the stock price in connection with such fundamental change is less than $24.51 per share of our common stock (subject to adjustment as set forth in the preliminary prospectus supplement), which initially equals the Initial Price of the Mandatory Convertible Preferred Stock. Under such limited circumstance, the conversion rate will be determined as described under “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change” in the preliminary prospectus supplement.

Notwithstanding the foregoing, in no event will the conversion rate exceed 81.5994 shares of our common stock per share of Mandatory Convertible Preferred Stock, which is equal to the $1,000 liquidation preference divided by 50% of the Initial Price (subject to adjustment as set forth in the preliminary prospectus supplement).

Underwriting Discount	$2.616 per Equity Unit / $19,620,000 total (excluding the underwriters’ over-allotment option).

Joint Book-Running Managers	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Senior Co-Manager	Barclays Capital Inc.

Co-Managers	BofA Securities, Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC MUFG Securities Americas Inc.

Exh A - 6

Use of Proceeds

We expect to receive net proceeds from the offering of approximately $730.4 million (or approximately $839.9 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts but before deducting our other fees and expenses related to the offering.

We intend to use the net proceeds from the offering for renewable generation investments and general corporate purposes, including additions to working capital and repayment of existing indebtedness. See “Use of Proceeds” in the preliminary prospectus supplement.

Listing	We intend to apply for listing of the Corporate Units on The New York Stock Exchange under the symbol “NIMC.”

CUSIP for the Corporate Units	65473P 121

CUSIP for the Treasury Units	65473P 139

CUSIP for the Cash Settled Units	65473P 147

CUSIP for the Mandatory Convertible Preferred Stock	65473P 857

The information in this communication supersedes the information in the preliminary prospectus supplement to the extent it is inconsistent with such information. Other information presented in the preliminary prospectus supplement is deemed to have changed to the extent affected by the changes described herein.

The underwriters expect to deliver the Corporate Units in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about April 19, 2021, which is three business days following the initial trade date of the Corporate Units (such settlement cycle being herein referred to as “T+3”). You should note that the trading of the Corporate Units on the initial trade date may be affected by the T+3 settlement. See “Underwriting” in the preliminary prospectus supplement.

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies may be obtained from (i) Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282, by phone at (866) 471-2526 or by email at prospectus-ny@ny.email.gs.com, (ii) J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at (866) 803-9204 or by email at prospectus-eq_fi@jpmchase.com or (iii) Wells Fargo Securities, LLC, at 500 West 33rd Street, New York, New York, 10001, Attn: Equity Syndicate Department, by calling toll free 1-800-326-5897, or by e-mail at cmclientsupport@wellsfargo.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Exh A - 7

EXHIBIT B

Lock-Up Agreement

NiSource Inc.

Public Offering of Corporate Units

April ___, 2021

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

As Representatives of the several Underwriters,

c/o	Goldman Sachs & Co. LLC
200 West Street
New York, New York 10282

c/o	J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179

c/o	Wells Fargo Securities, LLC
550 South Tryon Street, 5th Floor
Charlotte, North Carolina 28202

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”), between NiSource Inc., a Delaware corporation (the “Company”), and you as representatives (the “Representatives”) of a group of Underwriters named therein, relating to an underwritten public offering of Corporate Units (the “Public Offering”).

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period commencing on the date of the Underwriting Agreement and ending 45 days after the Applicable Time as defined in the Underwriting Agreement. The foregoing sentence shall not apply to:

(a) transactions involving the disposition of not more than 100,000 shares of common stock of the Company, par value $0.01 per share (“Common Stock”);

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(b) transactions relating to shares of Common Stock, or other securities acquired in open market transactions after the completion of the Public Offering;

(c) transfers of shares of Common Stock or Common Stock equivalents as a bona fide gift or by will or intestacy, including transfers to a trust where the beneficiaries of the trust are drawn solely from a group consisting of the undersigned and immediate family members of the undersigned; provided that (i) each transferee of shares of Common Stock or Common Stock equivalents that is not a not-for-profit or religious organization executes and delivers to the Underwriters a duplicate form of this lock-up letter and (ii) no party, including the undersigned, shall be required to, nor shall it voluntarily, file a report under Section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with such transfer or distribution (other than a filing on Form 5 made after the expiration of the restricted period referred to in the foregoing sentence);

(d) transactions pursuant to a trading plan established pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, in existence as of the date of the final prospectus relating to the Public Offering (the “Prospectus”);

(e) the creation of a trading plan established pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended; provided that no transactions are made pursuant to such plan until the expiration of the restricted period referred to in the foregoing sentence; or

(f) the exercise of options to purchase shares of Common Stock or sale of shares of Common Stock to satisfy the applicable aggregate exercise price (and applicable withholding taxes) required to be paid upon such exercise or upon vesting of restricted stock awards or units.

An “immediate family member” of a person means the spouse, lineal descendants, father, mother, brother, sister, father-in-law, mother-in-law, brother-in-law and sister-in-law of such person.

If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

The undersigned acknowledges and agrees that none of the Underwriters has made any recommendation or provided any investment or other advice to the undersigned with respect to this lock-up letter or the subject matter hereof, and the undersigned has consulted its own legal, accounting, financial, regulatory, tax and other advisors with respect to this lock-up letter and the subject matter hereof to the extent the undersigned has deemed appropriate.

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Yours very truly,

Exact Name of Shareholder

Authorized Signature

Title

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